Exhibit 99.2

Alset EHome International Inc. Announces Exercise and Closing of Underwriter’s Over-Allotment Option

BETHESDA, MD / ACCESSWIRE / June 17, 2021 / Alset EHome International Inc. (NASDAQ:AEI) (the “Company”), a diversified holding company principally engaged through its subsidiaries in property development, digital transformation technology and biohealth activities, today announced that the underwriter of its previously announced underwritten public offering has exercised, in full, its option after purchasing an additional 808,363 common shares at a price of $5.07 per common share. Total gross proceeds to the Company from the offering, including the funds received from the prior closing and full exercise of this option, are approximately $36 million, before deducting underwriting discounts, commissions and other offering expenses payable by the Company.

Aegis Capital Corp. acted as sole book-running manager for the offering.

The securities described above were offered by Alset EHome International Inc. pursuant to an effective registration statement on Form S-1 (No. 333-255757) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 4, 2021 and declared effective by the SEC on May 10, 2021. A final prospectus (the “Prospectus”) describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus may be obtained by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any units, nor shall there be any sales of the units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements

This press release includes statements relating to the size of the offering and the completion of the offering. These statements and other statements regarding the Company’s future plans and goals constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Alset EHome International Inc.

Alset EHome International Inc. is a diversified holding company principally engaged through its subsidiaries in EHome development, digital transformation technology and biohealth activities, with operations in the United States, Singapore, Hong Kong, Australia and South Korea. The Company’s vision is to accelerate sustainable healthy living. The Company’s mission is to provide a healthy living ecosystem, encompassing housing, transport, energy, healthy food and health products.

For more information, please visit: www.alsetehomeintl.com.

Investor Contact:

Dave Gentry, CEO

RedChip Companies Inc.

407-491-4498

Dave@redchip.com

SOURCE: Alset EHome International Inc.